Exhibit 10.2

Transition and Separation Agreement

This Transition and Separation Agreement (the “Agreement”) confirms the following understandings and agreements between National Vision, Inc., along with its parent, subsidiaries, affiliates, predecessors, successors, or assigns (the “Company”) and Melissa Rasmussen (“Rasmussen”) concerning her transition and separation from employment with the Company. This Agreement constitutes the entire understanding regarding the terms of Rasmussen’s transition and separation. The Company and Rasmussen may be referred to collectively herein as the “Parties.”
1.Separation. Rasmussen’s employment with the Company will continue through the close of business on March 3, 2025, or such other date as the Parties mutually agree (the “Separation Date”). Effective as of the Separation Date, Rasmussen’s employment with the Company will terminate, and no period of time thereafter shall be counted as service for any purpose, including but not limited to eligibility for or accrual of paid leave, bonus, or other benefits of employment contingent upon active employment.
2.Transition Period. From the date of this Agreement until the Separation Date (the “Transition Period”), Rasmussen agrees to continue to serve in her current role as Chief Financial Officer of the Company and to faithfully carry out the duties of such role, including but not limited to, participating in the Company’s fourth quarter and year-end 2024 earnings call and any follow-up calls, as needed, and assisting with the preparation and filing of the Company’s annual report on Form 10-K for the 2024 fiscal year, including signing such report. Notwithstanding the foregoing, in order to provide for an orderly transition of Rasmussen’s duties and responsibilities, the Company may, in its discretion, transition some or all of Rasmussen’s duties and responsibilities to other persons during the Transition Period and/or appoint a new Chief Financial Officer. Rasmussen agrees to actively transfer such duties and responsibilities to such persons as the Board of Directors or Chief Executive Officer of the Company may designate, including Rasmussen’s successor, and to provide such assistance in accordance therewith as may be requested by the Board of Directors or Chief Executive Officer. At all times during the Transition Period, Rasmussen will remain an employee of the Company, will continue to receive her base salary as in effect on the date hereof, and will continue to be eligible to participate in the Company’s employee benefit plans in which she is currently enrolled (pursuant to the terms and conditions of such benefit plans).
3.Severance Benefits. At the end of the Transition Period, Rasmussen’s employment will be terminated as a Covered Termination pursuant to the Company’s Executive Severance

Plan (the “Severance Plan”), as such term is defined therein. Following such termination, in consideration of all Rasmussen’s promises and obligations under this Agreement, and provided that (i) she signs the General Release and Waiver of Claims attached hereto as Exhibit A (the “Release”), (ii) the seven (7) day revocation period provided therein has expired, and (iii) she continues to comply with the Confidentiality, Non-Interference, and Invention Assignment Agreement, the Company will provide Rasmussen the following Severance Benefits in accordance with the Severance Plan, subject to the terms and conditions thereof.
a.Pro-Rata Bonus. The Company will pay Rasmussen a one-time lump sum payment equal to the bonus she would have received under the Annual Bonus Program for 2025, based on actual performance for 2025, had she remained in her position as Chief Financial Officer, pro-rated for two (2) months and three (3) days of service up to and including March 3, 2025. The Pro-Rata Bonus payment will be paid to Rasmussen concurrently with the cash bonus payments to other similarly-situated employees under the Annual Bonus Program (but in all events prior to March 15, 2026 and in all cases in the 2026 calendar year). This payment is subject to all required withholdings and deductions, in accordance with normal payroll practices, and will be reflected on an IRS Form W-2, issued by National Vision, Inc. to Rasmussen for the applicable tax year.
b.Cash Severance Payment. The Company will pay Rasmussen a one-time payment equal to 1.5 times the sum of her current (i) Base Salary and (ii) Target Bonus for 2025. This payment will be paid to Rasmussen, subject to all required withholdings and deductions and in accordance with normal payroll practices, over an eighteen (18) month period commencing the first regularly scheduled payroll date following the expiration of the revocation period set forth in Paragraph 4 of the Release. This payment will be reflected on an IRS Form W-2, issued by National Vision, Inc. to Rasmussen for the applicable tax year(s).
c.Welfare Continuation. Should Rasmussen take all steps necessary to enroll in COBRA continuation coverage for any medical or dental insurance in which she is enrolled as of the Separation Date, the Company will pay the COBRA premium for such continued coverage each month for eighteen (18) consecutive months beginning the month following the Separation Date. Such payments will be made by the Company directly to the COBRA administrator on Rasmussen’s behalf. Rasmussen will receive the COBRA enrollment forms and information at her home address on file with the Company following the Separation Date.

4.Equity Awards. In addition to the Severance Benefits described in Section 2, Rasmussen’s termination will constitute a Qualifying Termination for purposes of the Company’s 2017 Omnibus Incentive Plan, as amended and restated (the “Omnibus Plan”), and Ms. Rasmussen’s outstanding awards under the Omnibus Plan shall be governed accordingly by the terms and conditions of the Omnibus Plan and the award agreements relating to such outstanding awards.
5.Indemnity and Forfeiture. Rasmussen agrees that she will indemnify and hold the Company harmless from any loss, cost, damage, or expense (including attorneys' fees) incurred arising out of Rasmussen’s breach of any portion of this Agreement, including the Release. Rasmussen also understands that her entitlement to and retention of the Severance Benefits the Company has agreed to provide are expressly conditioned upon Rasmussen’s fulfillment of her promises in this Agreement, including the Release, and if she fails to fulfill those promises or otherwise breaches this Agreement, the Company may at its option immediately terminate her eligibility for any further Severance Benefits and initiate appropriate action to recover the benefits and monies previously paid to her. Rasmussen also understands that the Company shall be entitled to recover any actual damages caused by her actions in violation of this Agreement, and she agrees to reimburse the Company or any Releasee, as defined in the Release, for any costs, including attorneys’ fees, incurred by them as a result of Rasmussen’s breach. Rasmussen understands and agrees that for purposes of this paragraph on indemnity and forfeiture only, the filing of an Age Discrimination in Employment Act (ADEA) charge or lawsuit, challenging the validity of the Release shall not be considered a breach of this Agreement or otherwise constitute grounds for invoking the provisions of this paragraph on indemnity and forfeiture.
6.Cooperation. Rasmussen agrees to be available following the Separation Date to respond to future inquiries or reasonable requests for assistance from the Company related to matters arising during her employment. In addition, Rasmussen agrees to make herself reasonably available following the Separation Date to cooperate with the Company in the investigation or defense of any legal matter or proceeding involving any issue or matter that arose during her employment with or service to the Company, provided that such cooperation does not materially interfere with her then-current professional activities or violate any court order or governmental requirements. The Company will reimburse Rasmussen for any reasonable travel and other out of pocket expenses incurred by Rasmussen in providing such cooperation and pre-approved by the Company.

7.Nondisparagement. Rasmussen agrees that she will make no disparaging or defamatory comments regarding any member of the Company or its current or former directors, officers, or employees in any respect or make any statement that disrupts or impairs the Company’s normal, ongoing business operations, or that harms the Company’s reputation with its employees, suppliers, or the public. The Company agrees to instruct its executive officers and directors not to make any disparaging or defamatory comments regarding Rasmussen in any respect, including but not limited to statements that cause reputational harm to Rasmussen. This nondisparagement provision does not apply (i) on occasions where Rasmussen or the Company is subpoenaed or ordered by a court or other governmental authority to testify or give evidence or to conduct otherwise protected by federal or state laws or regulations, or (ii) with respect to truthful statements made by Rasmussen or the Company in a legal proceeding between the Parties.
Nothing in this Agreement shall prohibit or impede Rasmussen from communicating, cooperating, or filing a complaint with any governmental entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any governmental entity, in each case, that are protected under the whistleblower provisions of any such law or regulations, provided that in each case such communications and disclosures are consistent with applicable law. Rasmussen does not need prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Rasmussen hereby confirms that she understands and acknowledges that an individual shall not be held criminally liable or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Rasmussen understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance will Rasmussen be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company, or the Company’s trade secrets, without prior written consent of the Company’s General Counsel or another officer designated by the Company.

8.Non-Admission. This Agreement shall not in any way be construed as an admission or indication that Rasmussen or the Company has engaged in any wrongful or unlawful conduct of any kind.
9.Return of Company Property. Rasmussen agrees that on her Separation Date she will promptly return all Company-owned property that is in her possession or under her control, including, but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form, computers and any other equipment or property belonging to the Company, credit cards, identification and access cards, data storage devices, and any user names, passwords and access codes. In addition, Rasmussen acknowledges she has and may continue to have legal obligations to retain and preserve certain information and documents as identified in legal holds issued to her in connection with her employment with the company.
10.Tax Responsibility. Rasmussen acknowledges that she is solely responsible for tax responsibilities and consequences which may result from her receipt of Severance Benefits and/or her exercise of her rights under this Agreement and agree that no representation has been made to her by the Company or any of the Releasees regarding the tax status of the above-described severance benefits and she is not relying in any way on the Company or any of the Releasees in this regard. Rasmussen further agrees that the Company shall not be required to pay any further sum to her, or to any other person or entity, if for any reason the tax liability and consequences to her are assessed in a fashion which she does not presently anticipate.
11.Code Section 409A. The terms of this Agreement and the severance benefits payable under this Agreement shall be construed and paid in such a manner as necessary to fall within the applicable exemptions of Section 409A of the Internal Revenue Service Code of 1986, as amended and as provided under Treasury Regulation Section 1.409A-1, et seq. To the extent any amounts payable under this Agreement become subject to Code Section 409A and applicable guidance issued thereunder, this Agreement shall be construed, and benefits paid hereunder, as necessary to comply with such Code Section and such guidance; provided, however, that in no event shall the Company or any of its parent companies, subsidiaries, or affiliates (or any of their predecessors or successors) be liable for any additional tax, interest, or penalty that may be imposed on Rasmussen pursuant to Section 409A. Further, notwithstanding anything in this Agreement to the contrary, if, at the time of Rasmussen’s termination of employment with the Company, she is a “specified employee” as defined in Section 409A, and one or more of the payments or benefits received or to be received by her pursuant to this Agreement would constitute deferred compensation subject to Section 409A, then to the extent required in order to comply with Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the termination of her employment with the Company shall instead be paid on the first business day after the date that is six (6) months following the Separation Date (or upon death, if earlier).   For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.
12.Entire Agreement. This Agreement sets forth the entire agreement between the parties and, except as set forth in this paragraph, fully supersedes any and all prior agreements and understandings between the parties pertaining to the subject matter of this Agreement; provided however that any stock option or shareholder agreement and/or plan and the Confidentiality, Non-Interference, and Invention Assignment Agreement shall continue to apply to Rasmussen in accordance to their terms and she agrees that she will continue to be bound by them as well as any confidentiality agreement she has previously entered into with the Company.
13.Construction and Severability. This Agreement is made and entered into in the State of Georgia and shall in all respects be interpreted, enforced, and governed under the laws of Georgia. The Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. The provisions of this Agreement are severable, and the invalidity of any provision does not affect the validity of other provisions.
14.Acknowledgments. Rasmussen’s signature will be an acknowledgment that no other promise or agreement of any kind has been made to her by the Company to cause her to execute this Agreement, that she had a reasonable period of at least twenty-one (21) days to review the Agreement, including the Release, and to consult with an attorney, tax professional, or other person of her choosing about its terms before signing it, that the only consideration for her signature is as indicated above, that she fully understands and accepts this Agreement, that she is not coerced into signing it, and that she signs it knowingly and voluntarily because it is satisfactory to her.
15.Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.
IN WITNESS WHEREOF, the parties duly execute this Agreement.

/s/ Melissa Rasmussen                02/25/2025
Melissa Rasmussen                    Date

NATIONAL VISION, INC.

/s/ Bill Clark                        02/25/2025
By: Bill Clark                        Date
Its: Chief People Officer

Exhibit A
General Release and Waiver of Claims

This General Release and Waiver of Claims (this “Release”) is entered into effective as of the Separation Date (March 3, 2025) by Melissa Rasmussen (“Rasmussen”) and National Vision, Inc. (the “Company”).
WHEREAS, Rasmussen and the Company are party to that certain TRANSITION AND SEPARATION AGREEMENT (the “Agreement”) dated February 25, 2025 concerning the terms of Rasmussen’s transition from the role of Chief Financial Officer and separation from employment with the Company;
WHEREAS, Rasmussen agrees that her employment with the Company has now ended; and
    WHEREAS, Rasmussen has fully complied with the terms of the Agreement as of the Separation Date, which is a condition precedent to this Release and any consideration payable herein; and
    NOW THEREFORE, in satisfaction of the conditions precedent set forth above, and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, Rasmussen and Company hereby agree as follows:
1.Severance Benefits. Company will provide to Rasmussen the Severance Benefits as described in paragraph 2 of the Agreement provided that this Release has been executed and the revocation period provided herein has expired without Rasmussen revoking her acceptance.

Other than the payments set forth in the Agreement, Rasmussen agree that the Company owes her no additional amounts for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or otherwise. Rasmussen hereby agrees that she has been paid all outstanding wages through and including the date of her most recent paycheck. On or before March 15, 2025, the Company will pay Rasmussen for any outstanding wages relating to services between the date covered by her most recent paycheck and the Separation Date, subject to all applicable withholdings.

2.Covenant Not to Sue and Release of Claims. Rasmussen represents that she has not, and agrees that she will not, file any claims, complaints, charges, or lawsuits against the Company or any of its parent companies, divisions, subsidiaries, affiliates, predecessors, successors, or assigns, or any of their present or former officers, directors, employees, owners, or agents, or any of their benefit plans or trustees (hereinafter collectively referred to as the “Releasees”) about anything that has occurred up to the time she executes this Release. In addition, in further consideration of the Severance Benefits, Rasmussen on behalf of herself and her heirs, administrators, executors, assigns, attorneys, and agents hereby irrevocably and unconditionally release, acquit, and forever discharge the Releasees from any and all complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, lawsuits, rights, demands, costs, losses, debts, fees, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, arising on or before the date on which Rasmussen enters into this Release, including but not limited to any claim of discrimination or harassment on the basis of disability, medical condition, race, color, sex, pregnancy, age, religion, marital status, sexual orientation, gender identity or expression, transgender status, national origin, veteran status, uniformed service, ancestry or citizenship status, retaliation, or any other category protected by local, state, or federal law; any claim of retaliation or whistleblowing; any other claim based on a statutory prohibition or requirement, including but not limited to federal or state family and medical leave acts; any claim arising out of or related to an express or implied employment contract or any other contract affecting terms and conditions of employment; any claim for unpaid compensation or benefits of any kind; any claim under a covenant of good faith and fair dealing; any claim for wrongful discharge, any claim for fraud, all tort claims, including claims for invasion of privacy, infliction of emotional distress, and defamation; any claim under the False Claims Act, 31 U.S.C. 3730, including any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730; and any claims to attorneys’ fees or expenses. Examples of claims released under this Paragraph include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (ADA), 42 U.S.C. Section 1981, the federal Family and Medical Leave Act (FMLA), the Pregnant Workers Fairness Act (PWFA), the Age Discrimination in Employment Act (ADEA), the Employee Retirement Income Security Act (ERISA), the Equal Pay Act, the Fair Labor Standards Act, the Uniformed Services Employment and Reemployment Rights Act of 1994; the Georgia Fair Employment Practices Act; the Georgia Equal Pay Act; the Georgia Prohibition of Age Discrimination Act, the Georgia Equal Employment for People with Disabilities Code, the Georgia Discriminatory Wage Practices Based on Sex Act, and all other federal, state, and local law claims, including any amendments and their respective implementing regulations, that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

Notwithstanding the foregoing, nothing in this Agreement prevents Rasmussen from filing, cooperating with, or participating in any proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission.
Rasmussen agrees that she will not hereafter be entitled to any individual recovery or relief as a result of an action filed against the Releasees in any municipal, state, or federal court or agency including, but not limited to, the Equal Employment Opportunity Commission or the Department of Labor for or on account of anything that has occurred up to the present time including, but not limited to, anything that has transpired as a result of her employment with the Company.
For the purpose of implementing a full and complete release and discharge of the Releasees, Rasmussen expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims that she does not know or suspect to exist in her favor at the time she signs this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims.
Notwithstanding the general release set forth above, nothing herein shall constitute a release or waiver by Rasmussen of (i) any claim or right that cannot be waived by law, such as claims for workers’ compensation or unemployment compensation benefits, (ii) any claim or right Rasmussen may have for benefit rights that have vested as of the date of execution of this Release, which shall be governed by the terms of the applicable plan documents and award agreements, (iii) any rights or claims for indemnification Rasmussen may under the Company’s certificate of incorporation or bylaws, under applicable law, under Section 4(e) of the Company’s Amended and Restated 2017 Omnibus Incentive Plan, or under Section 10(e) of the Company’s Executive Severance Plan, or (iv) any claims or rights Rasmussen may have under the Agreement.
3.Consideration Period. Because the arrangements discussed in this Agreement affect important rights and obligations, Rasmussen is advised to consult with an attorney and/or tax professional before agreeing to the terms set forth herein. Rasmussen has twenty-one (21) days from the date she receives this Release within which to consider it, and she may take as much of that time as she wishes before signing. If Rasmussen decides to accept the benefits offered herein, she must sign this Agreement on or before the expiration of the 21-day period and return it to the Company (Attention: Chief People Officer at National Vision, Inc., 2435 Commerce Ave., Bldg. 2200, Duluth, Georgia 30096, or by email at [*****]).

Rasmussen acknowledge that the Company has made no representations to her concerning the term or effects of this Agreement other than those contained herein. She also acknowledges that, pursuant to C.F.R. Section 1625.22, any modifications to this proposed Release as originally presented to her, whether considered or deemed to be material or nonmaterial, shall not restart the twenty-one (21) day consideration period.
4.Revocation Rights. For a period of seven (7) days after Rasmussen signs this Release, she may revoke it entirely. No rights or obligations contained in this Release shall become enforceable before the expiration of the seven-day revocation period. If Rasmussen decides to revoke the Release, she must deliver to the Company (Attention: Chief People Officer at National Vision, Inc., 2435 Commerce Ave., Bldg. 2200, Duluth, Georgia 30096, or by email at [*****]) a signed notice of revocation on or before the last day of this seven-day period. Upon delivery of a timely notice of revocation, this Agreement shall be cancelled and void, and neither Rasmussen nor the Company shall have any rights or obligations under it.

5.Additional Information. Without limiting the scope of this Release in any way, this Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Rasmussen has or may claim to have under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (“OWBPA’) (29 U.S.C. §§ 621, et seq.). This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by Rasmussen.

6.Reaffirmation of Agreement. As of the date of her execution of this Release, and except as otherwise modified herein, Rasmussen reaffirms, re-agrees, re-promises, and again covenants to abide by the provisions of the Agreement (including all subparts and subparagraphs).

7.Counterparts. This Release may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

IN WITNESS WHEREOF, the parties duly execute this Release.

_____________________________            _________________________
Melissa Rasmussen                    Date

NATIONAL VISION, INC.

_______________________________        ________________________
By: Bill Clark                        Date
Its: Chief People Officer